Product Supplement No. COMM LIRN-1 (To Prospectus dated November 8, 2024 and Prospectus Supplement dated November 8, 2024)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-282565
May 13, 2026 Leveraged Index Return Notes® “LIRNs®” Linked to One or More Commodities, Related Futures Contracts or Commodity Indices

● LIRNs are senior unsecured debt securities issued by The Bank of Nova Scotia (the “Bank”). Any payments due on LIRNs, including any repayment of principal, will be subject to the credit risk of the Bank.

● LIRNs do not guarantee the return of principal at maturity, and we will not pay interest on LIRNs. Instead, the return on LIRNs will be based on the performance of an underlying “Market Measure,” which will be a commodity, a futures contract on a commodity, a commodity index, or a basket of the foregoing.

● LIRNs provide an opportunity to earn a multiple of the positive performance of the Market Measure, and may provide limited protection against the risk of losses. You will be exposed to any negative performance of the Market Measure below the Threshold Value (as defined below) on a 1-to-1 basis. If specified in the applicable term sheet, your LIRNs may be “Capped LIRNs.” In the case of Capped LIRNs, the Redemption Amount will not exceed a specified cap (the “Capped Value”). Additionally, if specified in the applicable term sheet, your LIRNs may be subject to an automatic call, which will limit your return to a fixed amount if the LIRNs are called.

● If LIRNs are not automatically called prior to maturity, if applicable as specified in the applicable term sheet, and the value of the Market Measure increases from its Starting Value to its Ending Value (each as defined below), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount plus a multiple of that increase, and in the case of Capped LIRNs, up to the Capped Value.

● If LIRNs are not automatically called prior to maturity, if applicable as specified in the applicable term sheet, and the value of the Market Measure does not change or decreases from its Starting Value to its Ending Value but not below the Threshold Value, then the Redemption Amount will equal the principal amount. However, if the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease of the Market Measure below the Threshold Value. In such case, you will lose some or all of the principal amount of your LIRNs.

● If specified in the applicable term sheet, your LIRNs may be subject to an automatic call. In that case, the LIRNs will be automatically called if the Observation Level on any Observation Date is greater than or equal to the Call Level (each as defined below). If called, you will receive a cash payment per unit (the “Call Amount”) that equals the principal amount plus the applicable Call Premium (as defined below).

● This product supplement describes the general terms of LIRNs, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

● For each offering of LIRNs, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Market Measure, the Capped Value, if applicable, the Participation Rate (as defined below), the Threshold Value and, if LIRNs are subject to an automatic call, the Call Level, the Call Amount and the Call Premium for each Observation Date, the Observation Dates and the Call Settlement Dates, and certain related risk factors. The applicable term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

● LIRNs will be issued in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The applicable term sheet may also set forth a minimum number of units that you must purchase.

● Unless otherwise specified in the applicable term sheet, LIRNs will not be listed on a securities exchange or quotation system.

● BofA Securities, Inc. (“BofAS”) and one or more of its affiliates may act as our agents to offer LIRNs and will act in a principal capacity in such role.

LIRNs are unsecured and are not savings accounts or insured deposits of a bank. LIRNs are not insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency of the United States, Canada, or any other jurisdiction. Potential purchasers of LIRNs should consider the information in “Risk Factors” beginning on page PS-7 of this product supplement, page S-2 of the accompanying prospectus supplement, and page 8 of the accompanying prospectus. You may lose all or a significant portion of your investment in LIRNs.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

BofA Securities

TABLE OF CONTENTS

Page

SUMMARY	PS-3
RISK FACTORS	PS-7
USE OF PROCEEDS and hedging	PS-20
DESCRIPTION OF LIRNs	PS-21
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-32
SUpplemental discussion of Canadian FEDERAL INCOME tax consequences	PS-33
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	PS-35
ERISA CONSIDERATIONS	PS-43

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LIRNs® and “Leveraged Index Return Notes®” are registered service marks of Bank of America Corporation, the parent corporation of BofAS.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet. None of us, BofAS or our or their respective affiliates have authorized any other person to provide you with any information different from the information set forth in these documents. If anyone provides you with different or inconsistent information about the LIRNs, you should not rely on it.

Key Terms:

General:

LIRNs are senior unsecured debt securities issued by the Bank, are not guaranteed or insured by the Canada Deposit Insurance Corporation or the FDIC, and are not, either directly or indirectly, an obligation of any third party. They rank equally with all of our other senior unsecured debt from time to time outstanding. Any payments due on LIRNs, including any repayment of principal, are subject to our credit risk.

The return on LIRNs will be based on the performance of a Market Measure and there is no guaranteed return of principal at maturity. Therefore, you will lose some or all of your investment if LIRNs are not automatically called prior to maturity, if applicable, and the value of the Market Measure decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

Each issue of LIRNs will mature on the date set forth in the applicable term sheet, unless, if applicable, LIRNs are automatically called on an earlier date, except under the limited circumstances set forth below. You should be aware that if the automatic call feature applies to your LIRNs, it may shorten the term of an investment in the LIRNs, and you must be willing to accept that your LIRNs may be called prior to maturity.

You will not receive any interest payments.

Market Measure:

The Market Measure may consist of one or more of the following:

● commodities;

● futures contracts on a commodity;

● commodity indices; or

● any combination of the above.

The Market Measure may consist of a group, or “Basket,” of the foregoing. We refer to each component included in any Basket as a “Basket Component.” If the Market Measure to which your LIRNs are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

Market Measure Performance:

The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Ending Value.

Unless otherwise specified in the applicable term sheet:

The “Starting Value” will be the closing value of the Market Measure on the date when the LIRNs are priced for initial sale to the public (the “pricing date”).

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “Description of LIRNs—Basket Market Measures.”

The “Threshold Value” will be a value of the Market Measure that equals a specified percentage (100% or less) of the Starting Value. The Threshold Value will be determined on the pricing date and set forth in the applicable term sheet. If the Threshold Value is equal to 100% of the Starting Value, you will be exposed to any decrease in the value of the Market Measure from the Starting Value to the Ending Value on a 1-to-1 basis, and you may lose all of your investment in LIRNs.

The “Ending Value” will be the closing value of the Market Measure on the calculation day. The “calculation day” will be set forth in the applicable term sheet.

If the applicable term sheet specifies that LIRNs will be subject to an automatic call:

The “Call Level” will be a value of the Market Measure that equals a specified percentage of the Starting Value. The Call Level will be determined on the pricing date and set forth in the applicable term sheet.

The “Observation Level” will be the closing value of the Market Measure on the applicable Observation Date. The “Observation Dates” will be set forth in the applicable term sheet, subject to postponement in the event of Market Disruption Events or non-Market Measure Business Days (each as defined below). The final Observation Date will be prior to the calculation days. See “Description of LIRNs—Automatic Call.”

If a Market Disruption Event (as defined under “Description of LIRNs—Market Disruption Events”) occurs and is continuing on a scheduled calculation day or a scheduled Observation Date, if applicable, or if certain other events occur, the calculation agent will determine the Ending Value or Observation Level as set forth in “Description of LIRNs—Automatic Call,” and “—The Starting Value, the Observation Level and the Ending Value—Ending Value.”

If the Market Measure consists of a Basket, the Ending Value will be determined as described in “Description of LIRNs—Basket Market Measures—Ending Value of the Basket.”

Participation Rate:

The rate at which investors participate in any increase in the value of the Market Measure, as calculated below. The Participation Rate will be greater than or equal to 100%, and will be set forth in the applicable term sheet. If the Participation Rate is 100%, your participation in any upside performance of the Market Measure will not be leveraged.

Capped Value:

For Capped LIRNs, the maximum Redemption Amount. Your investment return on Capped LIRNs is limited to the return represented by the Capped Value specified in the applicable term sheet. We will determine the applicable Capped Value on the pricing date of each issue of Capped LIRNs.

Automatic Call Prior to Maturity:

If specified in the applicable term sheet, your LIRNs may be subject to an automatic call. In that case, the LIRNs will be automatically called on an Observation Date if the Observation Level of the Market Measure on that Observation Date is greater than or equal to the Call Level. If not called, see “Redemption Amount at Maturity” below.

Call Amount:

If your LIRNs are subject to an automatic call and are called on an Observation Date, you will receive the Call Amount applicable to that Observation Date. The Call Amount will be equal to the principal amount per unit plus the applicable “Call Premium.” Each Call Premium will be a percentage of the principal amount and will be set forth in the applicable term sheet. The Call Amount, if payable, will be payable on the applicable “Call Settlement Date” set forth in the applicable term sheet.

Redemption Amount at Maturity:

Unless LIRNs are subject to an automatic call and are automatically called prior to the maturity date, at maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Market Measure increases from the Starting Value to the Ending Value. In the case of Capped LIRNs, the Redemption Amount will not exceed the Capped Value. If the value of the Market Measure does not change or, if the Threshold Value is less than 100% of the Starting Value, decreases from the Starting Value to the Ending Value but not below the Threshold Value, then the Redemption Amount will equal the principal amount. If the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease in the value of the Market Measure below the Threshold Value, and will receive a Redemption Amount that is less than the principal amount and, if the Threshold Value is equal to 100% of the Starting Value, could be zero.

Any payments due on the LIRNs, including any repayment of principal, are subject to our credit risk as issuer of LIRNs.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

Principal at Risk:

You may lose all or a significant portion of the principal amount of the LIRNs. Further, if you sell your LIRNs prior to maturity or automatic call (if applicable) in the secondary market (if any), you may find that the market value per LIRN is less than the price that you paid for the LIRNs.

Calculation Agent:

The calculation agent will make all determinations associated with the LIRNs. Unless otherwise set forth in the applicable term sheet, we will appoint BofAS or one of its affiliates to act as the calculation agent for the LIRNs. See “Description of LIRNs—Role of the Calculation Agent.”

Agents:

BofAS and one or more of its affiliates will act as our agents in connection with each offering of LIRNs and will receive an underwriting discount based on the number of units of LIRNs sold. None of the agents is your fiduciary or advisor solely as a result of the making of any offering of LIRNs, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase LIRNs.

Listing:	Unless otherwise specified in the applicable term sheet, the LIRNs will not be listed on a securities exchange or quotation system.

This product supplement relates only to LIRNs and does not relate to any commodity, commodity futures contract or commodity index described in any applicable term sheet. You should read carefully the entire prospectus, prospectus supplement, and this product supplement, together with the applicable term sheet, to understand fully the terms of your LIRNs, as well as the tax and other considerations important to you in making a decision about whether to invest in any LIRNs. In particular, you should review carefully the sections in this product supplement and the accompanying prospectus supplement and prospectus entitled “Risk Factors,” which highlight a number of risks of an investment in LIRNs, to determine whether an investment in LIRNs is appropriate for you. Additional risk factors may be set forth in the applicable term sheet. If information in this product supplement is inconsistent with information in the accompanying prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any applicable term sheet is inconsistent with information in this product supplement, that term sheet will supersede this product supplement.

None of us, the agents or our or their respective affiliates is making an offer to sell LIRNs in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the accompanying prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to the Bank.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any LIRNs.

RISK FACTORS

Your investment in LIRNs is subject to investment risks, many of which differ from those of a conventional debt security. Your decision to purchase LIRNs should be made only after carefully considering the risks, including those discussed below, in light of your particular circumstances. LIRNs are not an appropriate investment for you if you are not knowledgeable about the material terms of LIRNs or investments in commodities, futures contracts on commodities, or commodity-based indices in general.

Structure-Related Risks

Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on LIRNs at maturity. The return on LIRNs will be based on the performance of the Market Measure and therefore, you will lose some or all of your investment if the LIRNs are not automatically called, if applicable, and if the value of the Market Measure decreases from the Starting Value to an Ending Value that is less than the Threshold Value. If the Threshold Value is equal to 100% of the Starting Value, the Redemption Amount could be zero and you may lose all of your investment in the LIRNs.

Your investment return will be limited to the return represented by the Capped Value, if applicable, and may be less than a comparable investment directly in the Market Measure or the commodities or other assets represented by the Market Measure. The appreciation potential of Capped LIRNs is limited to the Capped Value, if applicable. You will not receive a Redemption Amount greater than the Capped Value, regardless of the extent of the increase in the value of the Market Measure. In contrast, a direct investment in the Market Measure (or the commodities or other assets represented by the Market Measure) would allow you to receive the full benefit of any appreciation in the value of the Market Measure (or those underlying assets).

If LIRNs are subject to an automatic call and are automatically called prior to maturity, your investment return will be limited to the return represented by the applicable Call Premium. If LIRNs are subject to an automatic call, and if the Observation Level of the Market Measure on an Observation Date is greater than or equal to the specified Call Level, we will automatically call the LIRNs. If LIRNs are automatically called, your return will be limited to the applicable Call Premium, regardless of the extent of the increase in the value of the Market Measure.

Reinvestment Risk. If LIRNs are subject to an automatic call and are automatically called prior to maturity, the term of LIRNs will be shorter than their stated term to maturity. There is no guarantee that you would be able to reinvest the proceeds from an investment in LIRNs at a comparable return for a similar level of risk in the event LIRNs are automatically called prior to maturity.

Payment on LIRNs will not reflect changes in the value of the Market Measure that occur other than on the calculation day or on the applicable Observation Dates, if applicable. Changes in the value of the Market Measure during the term of LIRNs other than on the calculation day, or on the applicable Observation Dates, if applicable, will not be reflected in the calculation of the Redemption Amount or the determination of whether LIRNs will be automatically called, if applicable. To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Starting Value or the Threshold Value, as applicable. To determine whether LIRNs will be automatically called, the calculation agent will refer only to the value of the Market Measure on the applicable Observation Date, if applicable. No other values of the Market Measure will be taken into account. As a result, even if the value of the Market Measure has increased at certain other times during the term of the LIRNs, your LIRNs will not be called if the Observation Level on each Observation Date is less than the Call Level, if applicable, and you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Threshold Value.

If your LIRNs are linked to a Basket, changes in the value of one or more of the Basket Components may be offset by changes in the value of one or more of the other Basket Components. The Market Measure of your LIRNs may be a Basket. In such a case, changes in the value of one or more of the Basket Components may not correlate with changes in the value of one or more of the other Basket Components. The value of one or more Basket Components may increase, while the value of one or more of the other Basket Components may decrease or not increase as much. Therefore, in calculating the value of the Market Measure at any time, increases in the value of one Basket Component may be moderated or wholly offset by decreases or lesser increases in the value of one or more of the other Basket Components. If the weightings of the applicable Basket Components are not equal, adverse changes in the values of the Basket Components that are more heavily weighted could have a greater impact upon the value of the Market Measure and, consequently, the return on your LIRNs.

Your return on the LIRNs may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on LIRNs as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any return that you receive on LIRNs may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in LIRNs may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Market Measure-Related Risks

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure. In the ordinary course of business, we, the agents, and our or their respective affiliates may have expressed views on expected movements in a Market Measure or components of the Market Measure and may do so in the future. These views or reports may be communicated to our clients and clients of these entities. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to a Market Measure may at any time have significantly different views from our views and the views of these entities. For these reasons, you are encouraged to derive information concerning a Market Measure from multiple sources, and you should not rely on our views or the views expressed by these entities.

Ownership of the LIRNs will not entitle you to any rights with respect to any commodities or futures contracts represented by or included in the Market Measure. You will not own or have any beneficial or other legal interest in any of the commodities or futures contracts represented by or included in the Market Measure. We will not invest in any of the commodities or futures contracts represented by or included in that Market Measure for your benefit.

The prices of commodities represented by or included in the Market Measure may change unpredictably, affecting the value of your LIRNs in unforeseeable ways. Trading in commodities and futures contracts is speculative and can be extremely volatile. Their market prices may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; liquidity; weather conditions and natural disasters; trends in agriculture; trade; fiscal, monetary, and exchange control programs; national and international political, military, public health and economic events and policies; disease or pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; currency exchange rates; volatility from speculative activities; the development, availability and/or decrease in price of substitutes; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries or other countries in which the production of particular commodities may be concentrated; and natural or nuclear disasters. These factors may adversely affect the value of a Market Measure or its components in varying ways, and different factors may cause the levels and volatilities of commodity prices to move in inconsistent directions at inconsistent rates. Additionally, certain Market Measures may relate to only a few, or even a single commodity (e.g., energy). These Market Measures are likely to be more volatile than other types of market measures which represent a broad base of commodities. In addition, a physical commodity futures contract (which may be the Market Measure) may turn negative or decrease to a zero price. This could adversely affect the value of the Market Measure and, therefore, the value of your LIRNs. The prices of physical commodities, including the commodities underlying the Market Measure, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions.

If the liquidity of the Market Measure or its components is limited, the value of LIRNs may be adversely affected. Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity would likely have an adverse effect on the value of the Market Measure and its components and, therefore, on the return, if any, on your LIRNs. Limited liquidity relating to the components of an index may also result in the price source for a Market Measure (a “Market Measure Publisher”) being unable to determine its value using its normal means. The resulting discretion by the Market Measure Publisher in determining the value could adversely affect the value of LIRNs.

Suspension or disruptions of market trading in the applicable commodities and related futures contracts may adversely affect the value of your LIRNs. The commodity markets are subject to disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single Business Day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. Any such disruption, or any other force majeure (such as an act of God, fire, flood, severe weather conditions, act of governmental authority, labor difficulty, pandemic, etc.) could have an adverse effect on the value of or trading in the Market Measure or the manner in which is it calculated, and therefore, the value of LIRNs.

Changes in exchange methodology may adversely affect the value of the LIRNs prior to maturity. The value of a Market Measure will be determined by reference to fixing prices, spot prices, or related futures contracts of the commodities represented by or included in a Market Measure, as determined by the applicable exchange or as otherwise set forth in the applicable term sheet. An exchange may from time to time change its rules or take extraordinary actions under its rules, which could adversely affect the prices of the applicable commodities or futures contracts, and in turn could reduce the value of the Market Measure and the value of the LIRNs.

In addition, some fixing prices or spot prices are derived from a principals’ market, which operates as an over the counter (“OTC”) physical commodity market. Although market-making members of principals’ markets are typically supervised by regulating entities, the principals’ markets themselves are not regulated. If any tax or other form of regulation should affect the members of the relevant principals’ market, the role of the principals’ market as a benchmark for the applicable commodity may be affected.

Legal and regulatory changes could adversely affect the return on and value of your LIRNs. The value of the commodities or futures contracts represented by or included in a Market Measure could be adversely affected by new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those related to taxes and duties on commodities and futures contracts) by one or more governments, courts, or other official bodies.

In the U.S., the regulation of commodity transactions is subject to ongoing modification by governmental and judicial action. For example, the U.S. Commodity Futures Trading Commission (“CFTC”) has interpreted the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which was enacted in July 2010, to require the CFTC to impose limits on the size of positions that can be held by market participants in futures contracts and OTC derivatives on certain physical commodities. The CFTC adopted final position limit rules in October 2020; the final rules became effective in March 2021 and were fully phased in by January 2023. These limits restrict the ability of many market participants to trade in the commodities markets to the same extent as they have in the past, including affecting their ability to enter into or maintain hedge positions in the applicable commodity or commodity futures contracts. These rules and various other legislative and regulatory requirements may, among other things, reduce liquidity, increase market volatility, and increase costs in these markets. These consequences could adversely affect the applicable Market Measure and the value of your LIRNs.

In addition, other governmental or regulatory bodies (such as the European Commission) have proposed or may propose in the future legislation or regulations containing restrictions similar to those contemplated by Dodd-Frank, or other legislation or regulations containing other restrictions that could reduce the liquidity of, and increase the costs of participating in, the commodities markets. If such legislation or regulations are adopted or other legislation or regulations are adopted in the future, they could have an adverse effect on the value of the applicable Market Measure and your LIRNs.

LIRNs will not be regulated by the CFTC. Unlike an investment in the LIRNs, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator" (a "CPO"). Because the LIRNs will not be interests in a commodity pool, the LIRNs will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO, and you will not benefit from the CFTC's or any non-U.S. regulatory authority's regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. LIRNs will not constitute investments by you or by us on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”). We are not registered with the CFTC as an FCM, and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections for persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

A Market Measure may include commodities or futures contracts traded on foreign exchanges that are less regulated than U.S. markets and may involve different and greater risks than trading on U.S. exchanges. A Market Measure may include commodities or futures contracts that trade on exchanges located outside the U.S. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on U.S. exchanges. Certain foreign markets may be more susceptible to disruption than U.S. exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on U.S. exchanges. Those risks include: (a) exchange rate risk relative to the U.S. dollar; (b) exchange controls; (c) expropriation; (d) burdensome or confiscatory taxation; and (e) moratoriums, and political or diplomatic events. It may also be more costly and difficult for participants in those markets to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the relevant commodities or contracts. These factors could reduce the value of the applicable Market Measure and the value of your LIRNs.

If a Market Measure includes a commodity index, future prices of the commodities included in that index that are different from their current prices may have a negative effect on the level of that index, and therefore the value of the LIRNs. A Market Measure may include a commodity index. Commodity indices generally reflect movements in commodity prices by measuring the value of futures contracts for the applicable commodities. To maintain the index, as futures contracts approach expiration, they are replaced by similar contracts that have a later expiration. For example, a futures contract purchased and held in August may specify an October expiration date. As time passes, the contract expiring in October may be replaced by a contract for delivery in December. This process is referred to as “rolling.” The level of the index is calculated as if the expiring futures contracts are sold and the proceeds from those sales are used to purchase longer-dated futures contracts. The difference in the price between the contracts that are sold and the new contracts for more distant delivery that are purchased is called “roll yield,” and the change in price that contracts experience while they are components of the index is sometimes referred to as “spot return.”

If the expiring futures contract included in the index is “rolled” into a less expensive futures contract with a more distant delivery date, the market for that futures contract is (putting aside other considerations) trading in “backwardation.” In the example above, the purchase of the December contract would take place at a price that is lower than the sale price of the October contract. In this case, the effect of the roll yield on the level of the applicable index will be positive because it costs less to replace the expiring futures contract. However, if the expiring futures contract included in the index is “rolled” into a more expensive futures contract with a more distant delivery date, the market for that futures contract is trading in “contango.” This would occur, for example, if the purchase of the December contract took place at a price that is higher than the sale price of the October contract. In this case, the effect of the roll yield on the level of the index will be negative because it will cost more to replace the expiring futures contract.

There is no indication that the markets for any specific commodity will consistently be in backwardation or that there will be a positive roll yield that increases the level of any applicable index. It is possible, when near-term or spot prices of the constituent commodities are decreasing, for the level of that index to decrease significantly over time even when some or all of the constituent commodities are experiencing backwardation. If all other factors remain constant, the presence of contango in the market for a commodity included in an index could generally result in negative roll yield, even when the near-term or spot prices of the constituent commodities are stable or increasing, which could decrease the level of that index and the market value of the LIRNs.

Changes in the composition and valuation of a commodity index may adversely affect the value of the LIRNs. The composition of a commodity index may change over time as additional commodities satisfy the eligibility criteria or commodities or futures contracts currently included in that index fail to satisfy such criteria. The weighting factors applied to each commodity included in an index may change over time, based on changes in commodity prices, commodity forward curves, production statistics, or other factors. In addition, the index sponsor may modify the methodology for determining the composition and weighting of that index and for calculating its value in order to assure that that index represents a measure of the performance over time of the markets for the applicable commodities. Modifications to the methodology for determining the commodities or futures contracts to be included in an index and for valuing that index may be made in the future. In addition, a physical commodity futures contract (which may be a component of a commodity index) may turn negative or decrease to a zero price. This could adversely affect the value of the commodity index and, therefore, the value of your LIRNs. The prices of physical commodities, including the commodities underlying a commodity index, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions. These changes could adversely affect the level of that index, and the value of the LIRNs.

In addition, the index sponsor may discontinue or suspend calculation or dissemination of an index or materially alter the methodology by which it calculates an index. Any such actions could affect the value of the LIRNs. See “Description of the LIRNs—Adjustments to a Market Measure” and “—Discontinuance of a Market Measure.”

Exchange rate movements may adversely impact the value of the LIRNs. If any component included in a Market Measure is traded in a currency other than U.S. dollars, and, for purposes of the applicable Market Measure, is converted into U.S. dollars, then the value of the Market Measure may depend in part on the relevant exchange rates. If the value of the U.S. dollar strengthens against the currencies of that Market Measure or Basket Component, the value of the applicable Market Measure or Basket Component may be adversely affected and the Redemption Amount may be less than the principal amount.

Exchange rate movements may be impacted particularly by existing and expected rates of inflation and interest rate levels; political, civil or military unrest; the balance of payments between countries; and the extent of governmental surpluses or deficits in the relevant countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of those countries and the United States and other countries important to international trade and finance.

Other Risk Factors Relating to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure that you should review prior to purchasing LIRNs.

Valuation- and Market-Related Risks

Our initial estimated value of the LIRNs will be lower than the public offering price of the LIRNs. Our initial estimated value of the LIRNs is only an estimate. The public offering price of the LIRNs will exceed our initial estimated value because it includes costs associated with selling and structuring the LIRNs, as well as hedging our obligations under the LIRNs with a third party, which may include BofAS or one of its affiliates. These costs include the underwriting discount and an expected hedging related charge.

Our initial estimated value of the LIRNs does not represent future values of the LIRNs and may differ from others’ estimates. Our initial estimated value of the LIRNs is determined by reference to our internal pricing models when the terms of LIRNs are set. These pricing models consider certain factors, such as our internal funding rate (which is the rate we would pay to borrow funds through the issuance of market-linked notes, such as the LIRNs) on the pricing date, the expected term of the LIRNs, market conditions and other relevant factors existing at that time, and our assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the LIRNs that are different from our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any of our assumptions may prove to be incorrect. On future dates, the market value of the LIRNs could change significantly based on, among other things, the performance of the Market Measure, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors. These factors, together with various credit, market and economic factors over the term of the LIRNs, are expected to reduce the price at which you may be able to sell the LIRNs in any secondary market and will affect the value of the LIRNs in complex and unpredictable ways. Our initial estimated value does not represent a minimum price at which we or any agents would be willing to buy your LIRNs in any secondary market (if any exists) at any time.

Our initial estimated value is not determined by reference to credit spreads or the borrowing rate we would pay for our conventional fixed-rate debt securities. The internal funding rate used in the determination of our initial estimated value of the LIRNs generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. If we were to use the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities, we would expect the economic terms of the LIRNs to be more favorable to you. Consequently, our use of an internal funding rate for the LIRNs would have an adverse effect on the economic terms of the LIRNs, the initial estimated value of the LIRNs on the pricing date, and the price at which you may be able to sell the LIRNs in any secondary market.

We cannot assure you that there will be a trading market for your LIRNs. If a secondary market exists, we cannot predict how the LIRNs will trade, or whether that market will be liquid or illiquid. The development of a trading market for LIRNs will depend on various factors, including our financial performance and changes in the value of the Market Measure. The number of potential buyers of your LIRNs in any secondary market may be limited. There is no assurance that any party will be willing to purchase your LIRNs at any price in any secondary market.

We anticipate that one or more of the agents or their affiliates will act as a market-maker for LIRNs, but none of them is required to do so and may cease to do so at any time. Any price at which an agent or its affiliates may bid for, offer, purchase, or sell any LIRNs may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or transactions may adversely affect the prices, if any, at which those LIRNs might otherwise trade in the market. In addition, if at any time any entity were to cease acting as a market-maker for any issue of LIRNs, it is likely that there would be significantly less liquidity in that secondary market. In such a case, the price at which those LIRNs could be sold would likely be lower than if an active market existed.

Unless otherwise stated in the applicable term sheet, we will not list LIRNs on any securities exchange or quotation system. Even if an application were made to list your LIRNs, we cannot assure you that the application will be approved or that your LIRNs will be listed and, if listed, that they will remain listed for their entire term. The listing of LIRNs on any securities exchange or quotation system will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.

The LIRNs are not designed to be short-term trading instruments and, if you attempt to sell LIRNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The LIRNs are not designed to be short-term trading instruments. The limited protection, if any, against the risk of losses provided by the Threshold Value will only apply if you hold LIRNs to maturity. You have no right to have your LIRNs redeemed at your option prior to maturity or an automatic call. If you wish to liquidate your investment in LIRNs prior to maturity or an automatic call, your only option would be to sell them. At that time, there may be an illiquid market for your LIRNs or no market at all. Even if you were able to sell your LIRNs, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. These factors may interact with each other in complex and unpredictable ways, and the impact of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe a specific factor’s expected impact on the market value of LIRNs, assuming all other conditions remain constant.

● Value of the Market Measure. We anticipate that the market value of LIRNs prior to maturity or an automatic call generally will depend to a significant extent on the value of the Market Measure. In general, it is expected that the market value of LIRNs will decrease as the value of the Market Measure decreases. However, as the value of the Market Measure increases, the market value of LIRNs may decrease or may not increase at the same rate. If you sell your LIRNs when the value of the Market Measure is less than, or not sufficiently above, the applicable Threshold Value or Call Level, then you may receive less than the principal amount of your LIRNs.

In addition, because the Redemption Amount for Capped LIRNs will not exceed the applicable Capped Value, we do not expect that Capped LIRNs will trade in any secondary market at a price that is greater than the Capped Value.

Additionally, if LIRNs are subject to an automatic call, because the amount payable on LIRNs upon an automatic call will not exceed the applicable Call Amount, we do not expect that LIRNs will trade in any secondary market prior to any Observation Date at a price that is greater than the applicable Call Amount.

● Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Market Measure during the term of LIRNs may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of LIRNs. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of LIRNs. Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your LIRNs before their maturity date, you may receive substantially less than the amount that would be payable upon an automatic call, if applicable, or at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the LIRNs are automatically called, if applicable, or until the Ending Value is determined.

● Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, public health, pandemics, regulatory and judicial events, natural disasters, acts of terrorism or war, and related uncertainties that affect commodity markets generally, may adversely affect the value of the Market Measure and the market value of LIRNs. If the Market Measure includes one or more components that represent commodities prices in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of your LIRNs may also be adversely affected by similar events in the markets of the relevant foreign countries.

● Interest Rates. We expect that changes in interest rates will affect the market value of LIRNs. In general, if U.S. interest rates increase, we expect that the market value of LIRNs will decrease. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the LIRNs. The level of interest rates also may affect the U.S. economy and any applicable market outside of the United States, and in turn, the value of the Market Measure, and, thus, the market value of the LIRNs may be adversely affected. In the case of non-U.S. Market Measures, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the non-U.S. Market Measure, and, thus, the market value of the LIRNs may be adversely affected.

● Exchange Rate Movements and Volatility. If the Market Measure of your LIRNs includes any non-U.S. Market Measures, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have an adverse impact on the value of your LIRNs, and payments on LIRNs may depend in part on the relevant exchange rates. In addition, the correlation between the relevant exchange rate and any applicable non-U.S. Market Measure reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable non-U.S. Market Measure, and changes in these correlations may have an adverse impact on the value of your LIRNs.

● Our Financial Condition and Creditworthiness. Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of the LIRNs. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the LIRNs. However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of LIRNs.

● Time to Maturity or, if Applicable, the Next Observation Date. There may be a disparity between the market value of the LIRNs prior to maturity, or if applicable, prior to an Observation Date, and their value at maturity or as of the next Observation Date, if applicable. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure during the term of LIRNs. As the time to maturity or, if applicable, the next Observation Date, decreases, this disparity will likely decrease, such that the market value of the LIRNs will approach the expected Redemption Amount to be paid at maturity, or if applicable, the Call Amount to be paid at the next Call Settlement Date.

Conflict-Related Risks

Trading and hedging activities by us, the agents, and our or their respective affiliates may affect your return on LIRNs and their market value. We, the agents, and our or their respective affiliates may buy or sell the Market Measure, any of the commodities represented by or included in the Market Measure, futures, options contracts or exchange-traded instruments on the Market Measure or any of its components, or other listed or over-the counter derivative instruments whose value is derived from the Market Measure or any of its components. We, the agents, or our or their respective affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under LIRNs. These transactions could adversely affect the value of a Market Measure in a manner that could be adverse to your investment in LIRNs. On or before the applicable pricing date, any purchases or sales by us, the agents and our or their respective affiliates, or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with LIRNs), may increase the value of the Market Measure. Consequently, the value of that Market Measure may decrease subsequent to the pricing date of an issue of LIRNs, which may adversely affect the market value of LIRNs.

We, the agents, or one or more of our or their respective affiliates expect to also engage in hedging activities that could increase the value of the Market Measure on the applicable pricing date. In addition, these activities, including the unwinding of a hedge, may decrease the market value of your LIRNs prior to maturity or an automatic call, including on an Observation Date, if applicable, or the calculation day, and may reduce the Redemption Amount. We, the agents, or one or more of our or their respective affiliates may purchase or otherwise acquire a long or short position in LIRNs, and may hold or resell LIRNs. For example, the agents may enter into these transactions in connection with any market making activities in which they engage. We cannot assure you that these activities will not adversely affect the value of the Market Measure, the market value of your LIRNs prior to maturity or an automatic call, whether the LIRNs will be called or the Redemption Amount.

Our trading, hedging and other business activities, and those of the agents or one or more of our or their respective affiliates, may create conflicts of interest with you. We, the agents, or one or more of our or their respective affiliates may engage in trading activities related to the Market Measure and any components included in the Market Measure (and related futures and options contracts on the Market Measure or its components) that are not for your account or on your behalf. We, the agents, or one or more of our or their respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure. In addition, in the ordinary course of their business activities, the agents or their affiliates may hold and trade our or our affiliates’ debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Certain of the agents or their affiliates may also have a lending or other financial relationship with us. In order to hedge such exposure, the agents or their affiliates may enter into transactions such as the purchase of credit default swaps or the creation of short positions in our or our affiliates’ securities, including potentially LIRNs. Any such short positions could adversely affect future trading prices of LIRNs. These trading and other business activities may present a conflict of interest between your interest in LIRNs and the interests we, the agents and our or their respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the value of the Market Measure or secondary trading in your LIRNs, could be adverse to your interests as a beneficial owner of LIRNs.

We, the agents, and our or their respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under LIRNs. We, the agents, or our or their respective affiliates also may enter into hedging transactions relating to other securities or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of LIRNs. We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates. Such a party may enter into additional hedging transactions with other parties relating to LIRNs and the applicable Market Measure. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss. We, the agents, and our or their respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of LIRNs increases or decreases, whether LIRNs will be automatically called, if applicable, or whether any payment on LIRNs is more or less than the principal amount of LIRNs. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agents, and our or their respective affiliates receive for the sale of LIRNs, which creates an additional incentive to sell LIRNs to you.

Our business activities and those of the agents relating to the Market Measure or LIRNs may create conflicts of interest with you. We, the agents, and our or their respective affiliates have published, and in the future may publish, research reports on the Market Measure. The agents may also publish research reports relating to our or our affiliates’ securities, including LIRNs. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your LIRNs. Any of these activities may adversely affect the value of the Market Measure and, consequently, the market value of your LIRNs. None of us, the agents, or any of our or their respective affiliates makes any representation to any purchasers of LIRNs regarding any matters whatsoever relating to the issuers of the securities included in or held by a Market Measure. Any prospective purchaser of LIRNs should undertake an independent investigation of the Market Measure to a level that, in its judgment, is appropriate to make an informed decision regarding an investment in LIRNs. The composition of the Market Measure does not reflect any investment recommendations from us, the agents, or our or their respective affiliates.

There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. We expect to appoint BofAS or one of its affiliates as the calculation agent for LIRNs and, as such, it will determine the Starting Value, the Threshold Value, the Ending Value, the Redemption Amount and, if applicable, each Observation Level and whether LIRNs will be automatically called. As the calculation agent, BofAS or one of its affiliates will have discretion in making various determinations that affect your LIRNs, such as when a Market Disruption Event occurs or a Market Measure is discontinued or an event occurs that requires an adjustment to the terms of your LIRNs. The exercise of this discretion by the calculation agent could adversely affect the value of your LIRNs and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents, and our or their respective affiliates may affect your return on LIRNs and their market value” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our or their respective affiliates, may create conflicts of interest with you” above.

General Credit-Related Risks

Payment on LIRNs is subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of, or any amount payable on, the LIRNs. LIRNs are our senior unsecured debt securities, and are not, either directly or indirectly, an obligation of any third party. As a result, your receipt of any payment on LIRNs is dependent upon our ability to repay our obligations on the applicable payment date, regardless of whether the Market Measure increases from the Starting Value to the Ending Value, or the Observation Level, if applicable. No assurance can be given as to what our financial condition will be on the applicable payment date. If we become unable to meet our financial obligations as they become due, you may not receive the amount payable under the terms of the LIRNs.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of LIRNs. However, because your return on LIRNs depends upon factors in addition to our ability to pay our obligations, such as the value of the Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to LIRNs.

Tax-Related Risks

The U.S. federal income tax consequences of an investment in LIRNs are uncertain, and may be adverse to a noteholder. Significant aspects of the tax treatment of the LIRNs are uncertain. There is no direct legal authority as to the proper U.S. federal income tax treatment of the LIRNs, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the LIRNs, and the IRS or a court may not agree with the tax treatment described in this product supplement or the applicable term sheet. If the IRS were successful in asserting an alternative treatment for the LIRNs, the timing and/or character of income on the LIRNs could be materially and adversely affected.

Further, there exists a risk (and in certain circumstances, a substantial risk) that an investment in LIRNs that are linked to shares of a “pass-thru entity” or a basket that contains “pass-thru entities” could be treated as a “constructive ownership transaction”, which could result in part or all of any long-term capital gain realized by you being recharacterized as ordinary income and subject to an interest charge”. Additionally, all or a portion of any long-term capital gain that you recognize with respect to the LIRNs that is not recharacterized as ordinary income might be subject to tax at a special 28% maximum rate that is applicable to “collectibles”.

In addition, in 2007, the IRS released Notice 2008-2, which may affect the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, and the IRS and the U.S. Treasury Department (the “Treasury”) are actively considering various issues relating to such instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in certain LIRNs, possibly with retroactive effect.

Prospective investors should review the discussion under “Material U.S. Federal Income Tax Consequences” herein and the discussion in the applicable term sheet relating to an offering of LIRNs for a discussion of the tax treatment and possible alternative treatments of the LIRNs.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the LIRNs (including possible application of Section 1260, alternative treatments and the issues presented by Notice 2008-2), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank or any Market Measure, as applicable).

For a more complete discussion of the Canadian federal income tax consequences of investing in the LIRNs, please see “Supplemental Discussion of Canadian Federal Income Tax Consequences” herein, any further Canadian tax discussions in the applicable term sheet and “Canadian Taxation” in the accompanying prospectus. You should consult your tax advisor about your own tax situation and the consequences of acquiring, holding and disposing of the LIRNs and receiving any payments that might be due under the LIRNs.

Any conclusion that no portion of the interest paid or credited or deemed to be paid or credited on a LIRN will be “Participating Debt Interest” (as defined below) subject to Canadian withholding tax is based in part on the current published administrative position of the Canada Revenue Agency (the “CRA”). There cannot be any assurance that CRA’s current published administrative practice will not be subject to change, including potential expansion in the current administrative interpretation of Participating Debt Interest subject to Canadian withholding tax. If, at any time, the interest paid or credited or deemed to be paid or credited on a LIRN is subject to Canadian withholding tax, you will receive an amount that is less than the Redemption Amount. You should consult your own adviser as to the potential for such withholding and the potential for reduction or refund of part or all of such withholding, including under any bilateral Canadian tax treaty the benefits of which you may be entitled.

USE OF PROCEEDS and hedging

We will use the net proceeds we receive from each sale of LIRNs for the purposes described in the prospectus supplement under “Use of Proceeds.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under LIRNs, although we have no obligation to do so.

DESCRIPTION OF LIRNs

General

Each issue of LIRNs will be part of a series of medium-term notes entitled “Senior Note Program, Series A” that will be issued under the senior debt securities indenture, as amended or supplemented from time to time. The senior debt securities indenture is described more fully in the accompanying prospectus and prospectus supplement. The following description of LIRNs supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of the Debt Securities We May Offer” in the prospectus. These documents should be read in connection with this product supplement and the applicable term sheet.

Unless otherwise specified in the applicable term sheet, the LIRNs are not bail-inable notes (as defined in the accompanying prospectus) and the applicable discussions in the accompanying prospectus and accompanying prospectus supplement relating to bail-inable notes will not apply to the LIRNs.

The maturity date of the LIRNs and the aggregate principal amount of each issue of LIRNs will be stated in the applicable term sheet. If the scheduled maturity date is not a Business Day, we will make the required payment on the next Business Day, and no interest will accrue as a result of such delay.

We will not pay interest on LIRNs. LIRNs do not guarantee the return of principal at maturity. LIRNs will be payable only in U.S. dollars.

Unless subject to an automatic call and automatically called prior to the maturity date, LIRNs will mature on the date set forth in the applicable term sheet. Prior to the maturity date, LIRNs are not redeemable at our option except under the limited circumstances as set forth below in “—Discontinuance of a Market Measure” or repayable at the option of any holder. LIRNs are not subject to any sinking fund. LIRNs are not subject to the defeasance provisions described in the prospectus under “Description of the Debt Securities We May Offer—Defeasance.”

LIRNs will be issued only in global form through The Depository Trust Company (“DTC”). We will issue LIRNs in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The CUSIP number for each issue of LIRNs will be set forth in the applicable term sheet. You may transfer LIRNs only in whole units.

Payment at Maturity

Unless LIRNs are subject to an automatic call and are automatically called prior to the maturity date, at maturity, subject to our credit risk as issuer of LIRNs, you will receive a Redemption Amount, denominated in U.S. dollars. Unless otherwise specified in the applicable term sheet, the “Redemption Amount” will be calculated as follows:

● If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:

If your LIRNs are Capped LIRNs, the Redemption Amount will not exceed a “Capped Value” set forth in the applicable term sheet.

● If the Ending Value is equal to or less than the Starting Value, but is greater than or equal to the Threshold Value, then the Redemption Amount will equal the principal amount.

● If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

The Redemption Amount will not be less than zero.

The “Threshold Value” will be a value of the Market Measure that equals a specified percentage of the Starting Value, which will be less than or equal to 100%. The Threshold Value will be determined on the pricing date and set forth in the applicable term sheet. If the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for LIRNs will be less than the principal amount if there is any decrease in the value of the Market Measure from the Starting Value to the Ending Value, and you may lose all of your investment in LIRNs.

Your participation in any upside performance of the Market Measure underlying your LIRNs will also be impacted by the Participation Rate. The “Participation Rate” may be greater than or equal to 100%. The Participation Rate applicable to your LIRNs will be set forth in the applicable term sheet. If the applicable term sheet specifies that the Participation Rate is 100%, your participation in any upside performance of the Market Measure will not be leveraged.

Each applicable term sheet will provide examples of payments on the LIRNs based on certain hypothetical Observation Levels, if applicable and a range of hypothetical Ending Values.

The applicable term sheet will set forth information as to the specific Market Measure, including information as to the historical values of the Market Measure. However, historical values of the Market Measure are not indicative of its future performance or the performance of your LIRNs.

An investment in LIRNs does not entitle you to any ownership interest in any commodities or futures contracts that are represented by or included in a Market Measure or any of its underlying assets.

Automatic Call

If specified in the applicable term sheet, LIRNs may be subject to an automatic call. In that case, LIRNs will be called, in whole but not in part, if the Observation Level of the Market Measure on any Observation Date is greater than or equal to the Call Level set forth in the applicable term sheet.

The “Call Level” will be a value of the Market Measure that equals a specified percentage of the Starting Value. The Call Level will be determined on the pricing date and set forth in the applicable term sheet.

The “Observation Dates” will be set forth in the applicable term sheet, subject to postponement in the event of a Market Disruption Event or non-Market Measure Business Day occurs. The final Observation Date will be prior to the calculation days.

If LIRNs are automatically called on an Observation Date, for each unit of LIRNs that you own, we will pay you the Call Amount applicable to that Observation Date on the relevant Call Settlement Date. The “Call Amount” will be equal to the principal amount plus the applicable Call Premium. The “Call Premium” will be a percentage of the principal amount.

The Observation Dates and the related Call Amounts and Call Premiums will be specified in the applicable term sheet.

Unless otherwise specified in the applicable term sheet, if LIRNs are automatically called on an Observation Date, we will redeem the LIRNs and pay the applicable Call Amount on the applicable Call Settlement Date. Each “Call Settlement Date” will occur on approximately the fifth Business Day after the applicable Observation Date, subject to postponement as described below.

If a scheduled Observation Date is determined by the calculation agent not to be a Market Measure Business Day (as defined below) by reason of an extraordinary event, occurrence, declaration, or otherwise, or if there is a Market Disruption Event on that day, the applicable Observation Date will be the immediately succeeding Market Measure Business Day during which no Market Disruption Event occurs or is continuing; provided that the Observation Level will be determined (or, if not determinable, estimated) by the calculation agent on a date no later than the second scheduled Market Measure Business Day prior to the Call Settlement Date, regardless of the occurrence of a Market Disruption Event or non-Market Measure Business Day on that second scheduled Market Measure Business Day.

If, due to a Market Disruption Event or otherwise, a scheduled Observation Date is postponed, the relevant Call Settlement Date will be postponed to approximately the fifth Business Day following the Observation Date as postponed, unless otherwise specified in the applicable term sheet.

A “Business Day” means a day which is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.

The Starting Value, the Observation Level and the Ending Value

Starting Value

Unless otherwise specified in the applicable term sheet, the “Starting Value” will be the closing value of the Market Measure on the pricing date. However, if a Market Disruption Event occurs on the pricing date, the Starting Value will be determined as described in the section “—Market Disruption Events—Starting Value”

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “—Basket Market Measures.”

Observation Level

Unless otherwise specified in the applicable term sheet, the “Observation Level” will be the closing value of the Market Measure on the applicable Observation Date. However, if a Market Disruption Event occurs on the pricing date, the Starting Value will be determined as described above under the section “—Automatic Call”.

If the Market Measure consists of a Basket, the Observation Level of the Basket will be determined as described in “—Basket Market Measures.”

Ending Value

Unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the closing value of the Market Measure on the applicable calculation day. However, if a Market Disruption Event occurs on the applicable calculation day, the Ending Value will be determined as described in the section “—Market Disruption Events—Ending Value”.

If the Market Measure consists of a Basket, the Ending Value of the Basket will be determined as described in “—Basket Market Measures.”

A “calculation day” means a scheduled Market Measure Business Day shortly before the maturity date. The calculation day will be set forth in the applicable term sheet.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which the index level, spot price or official settlement price (as applicable) for the applicable Market Measure is determined and published by the applicable index sponsor, commodities exchange, or other price source (or any successor thereto) described in the applicable term sheet.

Market Disruption Events

Unless otherwise specified in the applicable term sheet or defined specifically for a Market Measure, a Basket Component or component of the foregoing, a “Market Disruption Event” means any of the following events, as determined by the calculation agent:

(1) a material limitation, suspension, or disruption of trading in a Market Measure, a Basket Component or in one or more components of the foregoing which results in a failure by the exchange on which the Market Measure, each applicable Basket Component or component of the foregoing is traded to report an exchange published settlement price for such contract on the day on which such event occurs or any succeeding day on which it continues;

(2) the exchange published settlement price for the Market Measure, Basket Component or any component of the foregoing is a “limit price,” which means that the exchange published settlement price for such contract for a day has increased or decreased from the previous day’s exchange published settlement price by the maximum amount permitted under applicable exchange rules;

(3) failure by the applicable exchange to announce or publish the exchange published settlement price for the Market Measure, Basket Component or any component of the foregoing;

(4) a suspension of trading in the Market Measure, Basket Component or one or more components of the foregoing, for which the trading does not resume at least 10 minutes prior to the scheduled or rescheduled closing time; or

(5) any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge that we or our affiliates have effected or may effect as to the applicable LIRNs

Starting Value

For a Market Measure that is a commodity or futures contract, if a Market Disruption Event or non-Market Measure Business Day occurs on the pricing date, the Starting Value will be the closing value of the Market Measure on the next Market Measure Business Day during which no Market Disruption Event shall have occurred or is continuing, provided that the closing value of the Market Measure will be determined (or, if not determinable, estimated) by the calculation agent no later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date, regardless of the occurrence of a Market Disruption Event or non-Market Measure Business Day on that day.

For a Market Measure that is a commodity index, if a Market Disruption Event or non-Market Measure Business Day occurs on the pricing date with respect to any component of the index, the calculation agent will determine the Starting Value as follows:

(1) With respect to each commodity or futures contract included in the index which is not affected by the Market Disruption Event or non-Market Measure Business Day (an “Unaffected Component”), the Starting Value of the Market Measure will be based on the exchange published settlement price or other applicable price of that commodity or futures contract on the pricing date.

(2) With respect to each commodity or futures contract included in the index which is affected by a Market Disruption Event or non-Market Measure Business Day (an “Affected Component”):

(a) The Starting Value of the Market Measure will be based on the exchange published settlement price or other applicable price of each Affected Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs with respect to that Affected Component. If a Market Disruption Event or non-Market Measure Business Day continues to occur on the second scheduled Market Measure Business Day following the pricing date, the calculation agent will estimate on that date the price of that Affected Component to be used to determine the value of the Market Measure.

(b) The final term sheet will set forth a brief statement of the facts relating to the establishment of the Starting Value (including a description of the relevant Market Disruption Event(s) or non-Market Measure Business Day).

(3) The calculation agent will determine the value of the Market Measure by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2) above using the then-current method for calculating the index. The exchange or other price source on which an applicable commodity or futures contract is traded or valued for purposes of the above definition means the exchange or other price source used to value that commodity or futures contract for the calculation of the index.

Ending Value

For a Market Measure that is a commodity or futures contract, if the scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise, or if there is a Market Disruption Event on that day, the calculation day will be the immediately succeeding Market Measure Business Day during which no Market Disruption Event occurs or is continuing; provided that the Ending Value will be determined (or, if not determinable, estimated) by the calculation agent on a date no later than the second scheduled Market Measure Business Day prior to the maturity date, regardless of the occurrence of a Market Disruption Event or non-Market Measure Business Day on that second scheduled Market Measure Business Day.

Market Measure that is a Commodity Index

For a Market Measure that is a commodity index, if a Market Disruption Event occurs on the scheduled calculation day with respect to any component of the index or the scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day with respect to any component of the index due to an extraordinary event, occurrence, declaration, or otherwise, the calculation agent will determine the Ending Value as follows:

(1) With respect to an Unaffected Component, the Ending Value of the Market Measure will be based on the exchange published settlement price or other applicable price of that commodity or futures contract on the scheduled calculation day.

(2) With respect to an Affected Component, the Ending Value of the Market Measure will be based on the exchange published settlement price or other price of that Affected Component on the first Market Measure Business Day following the scheduled calculation day on which no Market Disruption Event occurs or is continuing with respect to that Affected Component, provided that the Ending Value will not be determined on a date later than the second scheduled Market Measure Business Day prior to maturity. If a Market Disruption Event or non-Market Measure Business Day continues to occur on the second scheduled Market Measure Business Day prior to maturity, the calculation agent will estimate on such date the price of that Affected Component to be used to determine the value of the Market Measure, regardless of the occurrence of a Market Disruption Event or non-Market Measure Business Day on that second scheduled Market Measure Business Day prior to maturity.

(3) The calculation agent will determine the value of the Market Measure by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2) above using the then-current method for calculating the index. The exchange or other price source on which an applicable commodity or futures contract is traded or valued for purposes of the above definition means the exchange or other price source used to value that commodity or futures contract for the calculation of the index.

For the avoidance of doubt, if your LIRNs are linked to a Basket, the occurrence of a non-calculation day as to any Basket Component will not affect the determination of the value of any other Basket Component that is not so affected.

Adjustments to a Market Measure

After the applicable pricing date, the relevant index sponsor, exchange or other price source for a Market Measure or Basket Component (a “Market Measure Publisher”) may make a material change in the method of determining the value of a Market Measure or Basket Component, or in any other way that changes the Market Measure or Basket Component, such that it does not, in the opinion of the calculation agent, fairly represent the value of the Market Measure or Basket Component had those changes or modifications not been made. In this case, the calculation agent will, at the close of business in New York, New York, on each date that the closing value of the Market Measure or Basket Component is to be calculated, make adjustments to the Market Measure or Basket Component. Those adjustments will be made in good faith as necessary to arrive at a calculation of a value of the applicable Market Measure or Basket Component as if those changes or modifications had not been made, and calculate the closing value of the Market Measure or Basket Component, as so adjusted.

Discontinuance of a Market Measure

After the applicable pricing date, a Market Measure Publisher may discontinue publication or determination of the Market Measure or one or more Basket Components. The Market Measure Publisher or another entity may then publish or calculate a successor or substitute market measure that the calculation agent determines, in its sole discretion, to be comparable to that Market Measure or Basket Component (a “successor market measure”). If this occurs, the calculation agent will substitute the successor market measure and calculate the Ending Value as described above under “—The Starting Value, the Observation Level and the Ending Value” or below under “—Basket Market Measures”, as applicable. If the calculation agent selects a successor market measure, the calculation agent will give written notice of the selection to the trustee, to us and to the holders of the LIRNs.

If a Market Measure Publisher discontinues publication or determination of the Market Measure before the calculation day and the calculation agent does not select a successor market measure, then on each relevant day that the value of the Market Measure must be determined, until the earlier of:

● the occurrence of an automatic call, if applicable;

● the determination of the Ending Value; or

● a determination by the calculation agent that a successor market measure is available,

the calculation agent will compute a substitute value for the Market Measure in accordance with the procedures last used to calculate the value of the Market Measure or Basket Component before any discontinuance as if that day were the applicable calculation day or Observation Date, as applicable. The calculation agent will make available to holders of the LIRNs information as to each such value by means of Bloomberg L.P., Thomson Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

If a successor market measure is selected or the calculation agent calculates a value as a substitute for a Market Measure or Basket Component as described above, the successor market measure or value will be used as a substitute for that Market Measure or Basket Component for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of the Market Measure or any Basket Component to which your LIRNs are linked may adversely affect trading in the LIRNs.

Basket Market Measures

If the Market Measure to which your LIRNs are linked is a Basket, the Basket Components and if necessary, the definition of Market Measure Business Day will be set forth in the applicable term sheet. We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value of the Basket on the pricing date. The Basket Components may or may not have equal Initial Component Weights, as set forth in the applicable term sheet.

Determination of the Component Ratio for Each Basket Component

The “Starting Value” of the Basket will be equal to 100. We will set a fixed factor (the “Component Ratio”) for each Basket Component on the pricing date, based upon the weighting of that Basket Component. The Component Ratio for each Basket Component will equal:

● the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by

● the closing value of that Basket Component on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date. The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the applicable term sheet.

Example: The hypothetical Basket Components are Commodity ABC, Commodity XYZ, and Commodity RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weight	Hypothetical Closing Value(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Commodity ABC	50.00%	$500.00	0.10000000	50.00
Commodity XYZ	25.00%	2,420.00	0.01033058	25.00
Commodity RST	25.00%	1,014.00	0.02465483	25.00
Starting Value				100.00

(1)	This column sets forth the hypothetical closing value of each Basket Component on the hypothetical pricing date.
(2)

The hypothetical Component Ratio for each Basket Component equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the hypothetical closing value of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Unless otherwise stated in the applicable term sheet, if a Market Disruption Event or non-Market Measure Business Day occurs on the pricing date as to any Basket Component (an “Affected Basket Component”), the calculation agent will establish the closing value of each Basket Component, and as a result, each Component Ratio, as follows:

(1) With respect to each Basket Component that is not an Affected Basket Component, the closing value of such Basket Component will be based on the exchange-published settlement price or other applicable price of that commodity or futures contract or closing level of that index on the pricing date.

(2) With respect to each Affected Basket Component, the closing value of such Basket Component will be determined in the manner described above in “—Market Disruption Events—Starting Value,” provided that references to “Market Measure” will be references to “Basket Component,” references to “Starting Value” will be references to “closing value of the Basket Component on the pricing date,” and references to “Affected Component” will be references to “Affected Basket Component.”

Observation Level or Ending Value of the Basket

The “Observation Level” of the Basket, if applicable, will be the value of the Basket on the relevant Observation Date.

The “Ending Value” of the Basket will be the value of the Basket on the calculation day.

The calculation agent will calculate the value of the Basket for an Observation Date or a calculation day by summing the products of the Basket Component Closing Level for each Basket Component on the relevant Market Measure Business Day and the Component Ratio for each Basket Component. The value of the Basket will vary based on the increase or decrease in the closing value of each Basket Component. Any increase in the closing value of a Basket Component (assuming no change in the closing value of the other Basket Component or Basket Components) will result in an increase in the value of the Basket. Conversely, any decrease in the closing value of a Basket Component (assuming no change in the closing value of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.

Unless otherwise specified in the applicable term sheet, if, for any Basket Component, the calculation agent determines that (i) a Market Disruption Event occurs on the scheduled calculation day or, if applicable, on an Observation Date or (ii) the scheduled calculation day or any scheduled Observation Date is not a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing values of the Basket Components for such non-calculation day, and as a result, the Ending Value or the relevant Observation Level, if applicable, as follows:

● The closing value of each Basket Component for which it is not determined to be a non-calculation day will be its closing value on such non-calculation day.

● The closing value of each Basket Component for which it is determined to be a non-calculation day will be determined in the same manner as described in (1) the seventh paragraph of “—Automatic Call,” in the case of an Observation Level, or (2) “—Market Disruption Events—Ending Value, in the case of the Ending Value, in each case provided that references to “Market Measure” will be deemed to be references to “Basket Component,” references to “Ending Value” will be deemed to be references to “closing value of the Basket Component” and references to “Affected Component” will be deemed to be references to “Affected Basket Component.”

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in “—Market Disruption Events.”

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding LIRNs as described in this product supplement, including determinations regarding the Starting Value, the Threshold Value, the Ending Value, the Market Measure, the Redemption Amount, any Market Disruption Events, a successor market measure, Market Measure Business Days, Business Days, calculation days, non-calculation days, any anti-dilution adjustments, determinations related to any adjustments to, or discontinuance of, any Market Measure and, if applicable, the Call Level, the Observation Level of the Market Measure on each Observation Date, and whether LIRNs will be automatically called. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

We expect to appoint BofAS or one of its affiliates as the calculation agent for each issue of LIRNs. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

LIRNs will be delivered in book-entry form only through DTC against payment by purchasers of LIRNs in immediately available funds. We will pay any amount payable on the LIRNs in immediately available funds so long as the LIRNs are maintained in book-entry form.

Events of Default and Acceleration

Events of default are defined in the senior debt securities indenture. Subject to the below paragraph, if such an event occurs and is continuing, unless otherwise stated in the applicable term sheet, the amount payable to a holder of LIRNs upon any acceleration permitted under the senior debt securities indenture will be equal to the Redemption Amount described under “—Payment at Maturity,” determined as if the date of acceleration were the maturity date of the LIRNs, and as if the calculation day were the fifth Market Measure Business Day prior to the date of acceleration.

If LIRNs are subject to an automatic call and an event of default occurs on or prior to the final Observation Date on which LIRNs may be subject to an automatic call, then the payment on LIRNs will be determined as described under the caption “—Automatic Call” as if the next scheduled Observation Date were the fifth Market Measure Business Days prior to the date of acceleration; provided that the applicable Observation Level as of that date is greater than or equal to the Call Level. In such case, the calculation agent shall pro-rate the applicable Call Premium and Call Amount according to the period of time elapsed between the settlement date of LIRNs and the date of acceleration. For the avoidance of doubt, if the Observation Level of the Market Measure as of that date is less than the Call Level, the payment on LIRNs will be calculated as set forth in the prior paragraph.

If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law. In case of a default in payment of LIRNs, whether at their maturity or upon acceleration, they will not bear a default interest rate. For additional discussion of these matters, please see the discussion in the accompanying prospectus under “Description of the Debt Securities We May Offer—Modification and Waiver of the Debt Securities” and “—Events of Default”.

Listing

Unless otherwise specified in the applicable term sheet, the LIRNs will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

BofAS and one or more of its affiliates may act as our agents for any offering of LIRNs, and BofAS will act in a principal capacity in such role, unless otherwise specified in the applicable term sheet. Each agent will be a party to the distribution agreement described under “Supplemental Plan of Distribution (Conflicts of Interest)” of the accompanying prospectus supplement.

Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of LIRNs sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable agent in order to purchase LIRNs.

None of the agents is acting as your fiduciary or advisor solely as a result of the making of any offering of LIRNs, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any LIRNs. You should make your own investment decision regarding LIRNs after consulting with your legal, tax, and other advisors.

BofAS and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any LIRNs after their initial sale solely for the purpose of providing investors with the description of the terms of LIRNs that were made available to investors in connection with the initial distribution of LIRNs. Secondary market investors should not, and will not, be authorized to rely on these documents for information regarding the Bank or for any purpose other than that described in the immediately preceding sentence.

SUpplemental discussion of Canadian FEDERAL INCOME tax consequences

In the opinion of Osler, Hoskin & Harcourt, LLP, Canadian counsel to the Bank, the following is a summary of the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, LIRNs, including entitlement to all payments thereunder, pursuant to the initial offering by the Bank made in connection with the original issuance of LIRNs and who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Act”) is not, and is not deemed to be, resident in Canada, deals at arm’s length with the Bank and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of LIRNs, does not use or hold LIRNs in a business carried on in Canada, is not a “specified non-resident shareholder” of the Bank for purposes of the Act or a non-resident person not dealing at arm’s length with a “specified shareholder” (as defined in subsection 18(5) of the Act) of the Bank, is not an entity in respect of which the Bank is a “specified entity” as defined in the Act, is not a “specified entity” in respect of any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of LIRNs, and does not receive any payment of interest on LIRNs in respect of a debt or other obligation to pay an amount to a person with whom the Bank does not deal at arm’s length (a ‘‘Non-Resident Holder’’). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer carrying on an insurance business in Canada and elsewhere.

This summary is based upon the current provisions of the Act and an understanding of the current administrative policies and assessing practices of the CRA published in writing prior to the date hereof. On January 29, 2026, the Department of Finance (Canada) released for consultation proposed amendments to the Act (the “January 29 Proposals”) that would, if enacted in the form proposed, amend certain “hybrid mismatch” provisions of the Act and introduce other consequential amendments. This summary does not take into account the January 29 Proposals, but otherwise takes into account all specific proposals to amend the Act publicly announced by or on behalf of the Minister of Finance prior to the date hereof (the “Proposals”) and assumes that all Proposals will be enacted in the form proposed. However, no assurance can be given that the Proposals will be enacted as proposed or at all. This summary does not otherwise take into account any changes in law or in administrative practices or assessing policies, whether by legislative, administrative or judicial action, nor does it take into account any provincial, territorial or foreign income tax considerations, which may differ from those discussed herein.

This summary assumes that no interest paid on LIRNs will be in respect of a debt or other obligation to pay an amount to a person with whom the Bank does not deal at arm’s length, within the meaning of the Act.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers should consult their own tax advisors with regard to their own particular circumstances.

Interest paid or credited or deemed for purposes of the Act to be paid or credited on a LIRN (including any amount paid at maturity in excess of the principal amount and interest deemed to be paid on LIRN in certain cases involving the assignment, deemed assignment or other transfer of a LIRN to the Bank or any other resident or deemed resident of Canada) to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax unless any portion of such interest is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class of shares of the capital stock of a corporation (“Participating Debt Interest”) subject to certain exceptions. Unless otherwise specified in the relevant term sheet, no portion of the interest paid or credited or deemed to be paid or credited on a LIRN will be Participating Debt Interest. Any conclusion that interest paid or credited or deemed to be paid or credited on a LIRN will not be Participating Debt Interest will be based in part on the published administrative position of the CRA.

No other Canadian federal taxes on income or gains will be payable by a Non-Resident Holder on interest or principal, or on proceeds received by a Non-Resident Holder on the disposition of a LIRN, including on a redemption, payment on maturity, repurchase or purchase for cancellation.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the LIRNs are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing how the LIRNs should be treated for U.S. federal income tax purposes and we do not plan to request a ruling from the IRS. The following is a general description of certain material U.S. federal income tax consequences of the ownership and disposition of the LIRNs and does not purport to be a complete analysis of all tax consequences relating to the LIRNs. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury and IRS regulations, rulings and decisions, in each case, as available and in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. The applicable term sheet may contain a further discussion of the special U.S. federal income tax consequences applicable to certain LIRNs. The summary of the U.S. federal income tax considerations contained in the applicable term sheet supersedes the following summary to the extent it is inconsistent therewith. In addition, the discussion below assumes that an investor in the LIRNs will be subject to a significant risk that it will lose a significant amount of its investment in the LIRNs. If an investor in the LIRNs is not subject to a significant risk that it will lose a significant amount of its investment in the LIRNs, the U.S. federal income tax treatment of those LIRNs may differ substantially from that described in the discussion below and such treatment will be described in the term sheet. The discussion below also assumes that the LIRNs will not provide for the payment of a coupon. If the LIRNs provide for the payment of a coupon, the U.S. federal income tax treatment of the coupon will be described in the applicable term sheet. Prospective purchasers of the LIRNs are urged to read the discussion below in addition to the discussion in the applicable term sheet relating to the LIRNs and to consult their tax advisors as to the consequences under the tax laws of the country of which they are a resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the LIRNs and receiving payments under the LIRNs. For additional information, see “Certain Income Tax Consequences” in the prospectus supplement and “United States Taxation” in the prospectus. The following section supplements the discussion of U.S. federal income taxation the prospectus supplement and the prospectus.

This discussion applies to you only if you acquire your LIRNs upon initial issuance and hold your LIRNs as capital assets for U.S. federal income tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

● a dealer in securities or currencies,

● a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings,

● a financial institution or a bank,

● a regulated investment company (a “RIC”) or a real estate investment trust (a “REIT”) or a common trust fund,

● a life insurance company,

● a tax-exempt organization or an investor holding the LIRNs in a tax-advantaged account (such as an “Individual Retirement Account” or “Roth IRA”), as defined in Section 408 or 408A of the Code, respectively,

● a person that owns the LIRNs as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the LIRNs or a “wash sale” with respect to the LIRNs or any Market Measure,

● a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or

● taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

If you are considering the purchase of a LIRN, you should consult your tax advisors concerning the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdictions.

 Except as otherwise noted under “Notice 2008-2,” “Backup Withholding and Information Reporting,” “Non-U.S. Holders,” and “Foreign Account Tax Compliance Act,” below, this discussion is only applicable to you if you are a U.S. holder. Generally, you are a U.S. holder if you are a beneficial owner of a LIRN and you are: (i) an individual who is a citizen or a resident of the U.S. for U.S. federal income tax purposes, (ii) a domestic corporation or other entity that is treated as a corporation for U.S. federal income tax purposes and is created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons for U.S. federal income tax purposes have the authority to control all substantial decisions of the trust.

 An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. for U.S. federal income tax purposes by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

 If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds the LIRNs, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the LIRNs should consult its tax advisors with regard to the U.S. federal income tax treatment of an investment in the LIRNs.

Unless otherwise specified in the applicable term sheet, we expect that our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, based on certain factual representations received from us, would be able to opine that it would be reasonable to treat your LIRNs as prepaid derivative contracts with respect to the Market Measure or Basket and the terms of the LIRNs require you and us (in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary) to treat the LIRNs for all tax purposes in accordance with such characterization. If the LIRNs are so treated, subject to the discussion below of the “constructive ownership” and “Section 1256” rules and the discussion below regarding “Deemed Taxable Exchanges”, you should generally not accrue any income with respect to the LIRNs during the term of the LIRNs until a taxable disposition (including cash settlement) of the LIRNs and you should generally recognize capital gain or loss upon such taxable disposition of your LIRNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the LIRNs. In general, your tax basis in your LIRNs will be equal to the amount you paid for your LIRNs. Subject to the discussion below of the “constructive ownership” and “Section 1256” rules, such recognized gain or loss should generally be long-term capital gain or loss if you have held your LIRNs for more than one year and otherwise should be short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

It is possible that the IRS could assert that your holding period in respect of your LIRNs should end on the date on which the amount you are entitled to receive upon a call or maturity of your LIRNs is determined, even though you will not receive any amounts from the Bank in respect of your LIRNs prior to the Call Settlement Date or the maturity of your LIRNs. In such case, you may be treated as having a holding period in respect of your LIRNs ending prior to the Call Settlement Date or maturity date for your LIRNs, and your holding period may be treated as one year or less even if you receive cash on the Call Settlement Date or maturity date of your LIRNs at a time that is more than one year after the beginning of your holding period. Although uncertain, it is possible that the Call Premium, or proceeds received from the taxable disposition of your LIRNs prior to the Call Settlement Date that could be attributed to the expected Call Premium, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Except to the extent otherwise required by law or specified in the applicable term sheet, we intend to treat your LIRNs for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2

In 2007, the IRS released Notice 2008-2, which may affect the taxation of holders of the LIRNs. According to this notice, the IRS and the Treasury are considering whether a holder of an instrument such as the LIRNs should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the LIRNs will ultimately be required to accrue income currently and this could be applied on a retroactive basis. According to the Notice IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations on their investments in the LIRNs.

Section 1260

 If a LIRN references an underlying asset of a Market Measure that is treated as equity in a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the "constructive ownership" rules of Section 1260 of the Code may apply, in which case the tax consequences of a taxable disposition of the LIRNs could be materially and adversely affected. Under the “constructive ownership” rules, if an investment in the LIRNs is treated as a “constructive ownership transaction”, any long-term capital gain recognized by a U.S. holder in respect of such LIRNs will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any “Excess Gain” to the extent such gain would have resulted in a gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the taxable disposition of the LIRNs (assuming such income accrued such that the amount in each successor year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of the taxable disposition). If Section 1260 of the Code were to apply to the LIRNs, any long-term capital gain recognized with respect to the LIRNs that is not recharacterized as ordinary income might be subject to tax at a special 28% maximum rate that is applicable to “collectibles”. There exists a risk that an investment in the LIRNs that are linked to shares of a “pass-thru” entity or to a Basket or Market Measure that contains shares of a “pass-thru entity” could be treated as a “constructive ownership transaction”. Furthermore, depending on the precise terms of a particular offering of the LIRNs that reference a “pass-thru entity”, the risk may be substantial that an investment in such LIRNs would be treated as a “constructive ownership transaction”, and that all or a portion of any long-term capital gain recognized with respect to such LIRNs could be recharacterized as ordinary income and subject to an interest charge (and/or subject to a special 28% maximum rate that is applicable to “collectibles”).

If such treatment applies, it is not clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the LIRNs would be recharacterized as ordinary income and subject to the interest charge described above, in part because it is not clear how the “net underlying long-term capital gain” would be computed in respect of the LIRNs. It is possible, for example, that the net underlying long-term capital gain could equal the amount of long-term capital gain a U.S. holder would have recognized if on the issue date of the LIRNs the holder had invested an allocable portion of the face amount of the LIRNs in shares of the pass-thru entity and sold those shares for their fair market value on the date the LIRNs are sold, exchanged or retired. However, it is also possible that because the U.S. holder does not share in distributions made on the pass-through entity, these distributions could be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the pass-thru entity directly, so that the application of constructive ownership rules may not recharacterize adversely a significant portion of the long-term capital gain the U.S. holder may recognize with respect to the LIRNs. All or a portion of the gain recognized with respect to the LIRNs could be “Excess Gain” for LIRNs purchased for an amount that is less than the principal amount of the LIRNs or if the return on the LIRNs is adjusted to take into account any extraordinary dividends that are paid on the shares of the pass-thru entity. Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

 Because the application of the constructive ownership rules to the LIRNs is unclear, holders are urged to consult their tax advisors regarding the potential application of those rules to an investment in the LIRNs.

Alternative Treatments

Because of the absence of authority regarding the appropriate tax characterization of your LIRNs, it is possible that the IRS could seek to characterize your LIRNs in a manner that results in tax consequences to you that are materially different from those described above and could materially and adversely affect the timing and/or character of income or loss with respect to the LIRNs.

Contingent Payment Debt Instrument. If the LIRNs have a term that is more than one year, it is possible that the LIRNs could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. If the LIRNs are so treated, you would be required to accrue interest income over the term of your LIRNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your LIRNs. You would recognize gain or loss upon the taxable disposition of your LIRNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your LIRNs. In general, your adjusted basis in your LIRNs would be equal to the amount you paid for your LIRNs, increased by the amount of interest you previously accrued with respect to your LIRNs. Any gain you recognize upon the taxable disposition of your LIRNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your LIRNs, and, thereafter, would be capital loss.

Contingent Short-Term Debt Instrument. Similarly, if the LIRNs have a term of one year or less, it is possible that the LIRNs could be treated as contingent short-term debt instruments. However, there are no specific rules that govern this type of instrument, and therefore, if the LIRNs were characterized as contingent short-term debt instruments, the U.S. federal income tax treatment of the LIRNs would not be entirely clear.

Section 1256. Furthermore, the IRS, for example, might assert that Section 1256 of the Code should apply to your LIRNs. If Section 1256 of the Code were to apply to your LIRNs, gain or loss recognized with respect to your LIRNs (or a portion of your LIRNs) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the LIRNs. You would also be required to mark your LIRNs (or a portion of your LIRNs) to market at the end of each year (i.e., recognize income as if the LIRNs or the relevant portion of the LIRNs had been sold for fair market value). The IRS might also assert that the LIRNs should be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash).

Deemed Taxable Exchanges. The IRS might also assert that any rebalancing of a Market Measure or rollover of, or change to, a Market Measure could be treated as a taxable deemed exchange of your LIRNs for “new” LIRNs, in which case you would recognize gain or loss (which may be short-term capital gain or loss and such loss may be subject to the “wash sale” rules) equal to the difference between the fair market value of your LIRNs and the tax basis in your LIRNs at the time of rebalance of the index or rollover of, or change to, an underlying asset, and you would begin a new holding period for your LIRNs on the day following such rebalance, rollover, or change and take a new fair market value tax basis in your LIRNs.

Other Alternative Treatments. The IRS could also possibly assert that (i) you should be treated as owning the Market Measure, any Basket Components or the underlying assets of the Market Measure, (ii) any gain or loss that you recognize upon the taxable disposition of the LIRNs should be treated as ordinary gain or loss or short-term capital gain or loss, or (iii) you should be required to accrue ordinary interest income over the term of your LIRNs. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your LIRNs for U.S. federal income tax purposes.

Medicare Tax on Net Investment Income

U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the LIRNs, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Information Reporting with Respect to Foreign Financial Assets

U.S. holders may be subject to reporting obligations with respect to their LIRNs if they do not hold their LIRNs in an account maintained by a financial institution and the aggregate value of their LIRNs and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its LIRNs and fails to do so.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the LIRNs or a sale of the LIRNs generally should not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the LIRNs or a taxable disposition of the LIRNs to be treated as a Reportable Transaction. You should consult with your tax advisors regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning or disposing of LIRNs.

Backup Withholding and Information Reporting

The proceeds received from a taxable disposition of the LIRNs will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed and fully completed applicable IRS Form W-8, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders

For purposes of this discussion, generally, you are a non-U.S. holder if you are the beneficial owner of the LIRNs and are, for U.S. federal income tax purposes: (i) a non-resident alien individual; (ii) a non-U.S. corporation; or (iii) an estate or trust that, in either case, is not subject to U.S. federal income tax on a net income basis on income or gain from the LIRNs. Subject to FATCA, discussed below, we generally expect to treat payments made to a non-U.S. holder upon the taxable disposition of the LIRNs as exempt from U.S. withholding tax and from generally applicable information reporting and backup withholding requirements with respect to payments on the LIRNs if the non-U.S. holder complies with certain certification and identification requirements as to its non-U.S. status, including providing us (and/or the applicable withholding agent) a fully completed and validly executed applicable IRS Form W-8.

Gain realized on a taxable disposition of the LIRNs by a non-U.S. holder will not be subject to U.S. federal income tax, unless:

● the gain with respect to the LIRNs is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S.;

● the non-U.S. holder is a nonresident alien individual who holds the LIRNs as a capital asset and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition (including but not limited to disposition by sale, exchange, redemption, or repayment of principal at maturity) and certain other conditions are satisfied; or

● the non-U.S. holder has certain other present or former connections with the U.S.

If the gain realized on a taxable disposition of the LIRNs by the non-U.S. holder is described in any of the three preceding bullet points, the non-U.S. holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. The LIRNs may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the LIRNs at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the LIRNs at death.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “foreign pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will generally apply to certain foreign pass-thru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign pass-thru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their LIRNs through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of instruments similar to the LIRNs that were purchased after the bill was enacted to accrue interest income over the term of such instruments even if such instruments provide that there will be no interest payments over their term.

Additionally, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the LIRNs to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your LIRNs. Holders are urged to consult their tax advisors regarding the possible changes in law and their possible impact on an investment in the LIRNs.

Both U.S. and non-U.S. holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the LIRNs (including possible application of Section 1260 of the Code, alternative treatments and the issues presented by Notice 2008-2), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank and any Market Measure, as applicable).

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the LIRNs. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we, the agents, and certain of our respective subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of Section 4975 of the Code, with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the LIRNs are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest or a disqualified person, unless the LIRNs are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the LIRNs. Those exemptions include PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain transactions with a person that is a party in interest or disqualified person solely by reason of providing services to Plans or being an affiliate of such a service provider and in connection with which the Plan receives no less, nor pays no more, than adequate consideration (the “Service Provider Exemption”).

Because we, the Bank and the agents each may be considered a party in interest or disqualified person with respect to many Plans, the LIRNs may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of or with the assets of any Plan, transferee or holder of the LIRNs will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the LIRNs that either (a) it is not and will not be a Plan or a Plan Asset Entity and is not purchasing such LIRNs on behalf of or with plan assets of any Plan or any plan subject to similar laws or (b) its purchase, holding, and disposition will not constitute or result in a non-exempt prohibited transaction due to the application of a statutory or administrative exemption or such purchase, holding, and disposition will not otherwise be prohibited under ERISA or Section 4975 of the Code or a violation of any similar laws.

Further, any person acquiring or holding the LIRNs on behalf of any Plan or with any Plan assets shall be deemed to represent on behalf of itself and such Plan that (x) the Plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA and/or Section 4975(f)(10) of the Code in connection with the transaction or any redemption of the LIRNs, (y) none of us, BofAS or any other agent directly or indirectly exercises any discretionary authority or control or renders investment advice or otherwise acts in a fiduciary capacity with respect to the assets of the Plan within the meaning of ERISA and/or Section 4975 of the Code and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

In addition, any purchaser, that is a Plan or a Plan Asset Entity or that is acquiring the LIRNs on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the LIRNs that (a) none of us, BofAS, or any of our or their respective affiliates is a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a governmental, church, or foreign plan under any similar laws) with respect to the acquisition, holding or disposition of the LIRNs, or as a result of any exercise by us or our affiliates of any rights in connection with the LIRNs, (b) no advice provided by us or any of our affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the LIRNs and the transactions contemplated with respect to the LIRNs, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates to the purchaser with respect to the LIRNs is not intended by us or any of our affiliates to be impartial investment advice and is rendered in its capacity as a seller of such LIRNs and not a fiduciary to such purchaser. Purchasers of the LIRNs have exclusive responsibility for ensuring that their purchase, holding, and disposition of the LIRNs do not violate the prohibited transaction rules of ERISA or the Code or any similar laws applicable to governmental or church plans, as described above.

In addition to the prohibited transaction considerations noted above, ERISA and the regulations promulgated thereunder by the U.S. Department of Labor, as modified by Section 3(42) of ERISA (the “plan asset regulations”), provide that if a covered plan invests in an “equity interest” of an entity that is neither a “publicly-offered security” (as defined in the plan asset regulations) nor a security issued by an investment company registered under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”), the covered plan’s assets will include both the equity interest and an undivided interest in each of the entity’s underlying assets, unless it is established that the entity is an “operating company” or that “benefit plan investors” (within the meaning of the plan asset regulations) own less than 25% of the total value of each class of equity interests in the entity. An “operating company” is defined under the plan asset regulations as an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. It is not anticipated that the LIRNs will constitute “publicly-offered securities” or that the Bank will register under the Investment Company Act, and the Bank will not monitor whether “benefit plan investors” will own 25% or more of the total value of any class of equity interests in the Bank. That said, while no assurance can be given, we believe that the

Bank should qualify as an “operating company” within the meaning of the plan asset regulations. If the underlying assets of the Bank were deemed to be “plan assets” of a covered plan, this would result, among other things, in the application of the prudence and other fiduciary responsibility standards of ERISA to activities engaged in by the Bank and the possibility that certain transactions in which the Bank might seek to engage could constitute “prohibited transactions” under ERISA and the Code.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the LIRNs on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.